Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated June 29, 2018 with respect to the financial statement of FS Multi-Alternative Income Fund as of May 15, 2018 in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-224312) of FS Multi-Alternative Income Fund for the registration of 160,000,000 of its common shares of beneficial interest.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 29, 2018